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                                                                     EXHIBIT 3.3

                  AMENDMENT NO. 1 TO THE AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                             PLAINS MARKETING, L.P.

     THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PLAINS MARKETING, L.P. (this "Amendment"), dated as of April 27, 2001, is entered into and effectuated by Plains All American Inc., a Delaware corporation, as the General Partner, pursuant to the authority granted to it in
Section 13.1(d) of the Amended and Restated Agreement of Limited Partnership of Plains Marketing, L.P., dated as of November 17, 1998, as amended (the "Partnership Agreement"). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

     WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect; and

     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this amendment in order to provide (i) that Section 6.3(c) of the Partnership Agreement apply to taxes paid by any member of the Partnership Group, amounts withheld by any member of the Partnership Group for taxes, and amounts seized by any taxing authority from any member of the Partnership Group and (ii) that Section 9.4 of the Partnership Agreement apply to distributions of income between members of the Partnership Group; and

     WHEREAS, the General Partner has determined that this Amendment will be beneficial to the Limited Partners, including the holders of the Common Units;

     NOW, THEREFORE, Sections 6.3(c) and 9.4 of the Partnership Agreement are hereby amended and restated in their entirety as follows:

     Section 6.3  Distributions.

            (c) The General Partner shall have the discretion to treat as a distribution of Available Cash to all or less than all of the Partners or Assignees (i) taxes paid by any member of the Partnership Group on behalf of such Partners or Assignees, (ii) amounts withheld by any member of the Partnership Group for taxes with respect to such Partners or Assignees and
     (iii) amounts seized by any taxing authority from any member of the Partnership Group with respect to taxes owed by such Partners or Assignees.
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     Section 9.4  Withholding.

          Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold or pay over to any taxing authority, or any taxing authority seizes, any amount resulting from the allocation or distribution of income to any member of the Partnership Group, Partner or Assignee, the amount withheld, paid over or seized may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 to the Partner or Assignee to whom such withholding, payment or seizure is attributed.


     This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.
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     IN WITNESS WHEREOF, this Amendment has been executed as the date first written above.


                                   PLAINS ALL AMERICAN INC.,
                                   General Partner


                                   By:
                                      -----------------------------
                                   Name:  Tim Moore
                                   Title: Vice President